                                                                   Exhibit 99.1


                                              Financial Contact: Joel Kimbrough
                                                                   901.385.3621
                                       Investor Relations Contact: Kerry Finney
                                                                   901.381.7442

For Immediate Release

ACCREDO HEALTH, INC. ANNOUNCES FIRST QUARTER RESULTS AND REAFFIRMS FISCAL 2005 ESTIMATES

Memphis, TN, November 1, 2004 - Accredo Health, Incorporated (NASDAQ: ACDO) today reported results for its first quarter ended September 30, 2004. Revenues for the quarter increased 24% to $416,126,000 compared to $334,984,000 for the same period in fiscal 2004. Net earnings decreased 27% to $12,856,000, or $0.26 per diluted share, for the quarter ended September 30, 2004 compared to $17,508,000, or $0.36 per diluted share, for the same period in fiscal 2004. As previously announced, the Company expensed approximately $4.4 million ($2.7 million net of tax) in unamortized debt issuance costs associated with the replacement and expansion of its Senior Credit facility during the quarter ended September 30, 2004. Excluding the charge, diluted earnings per share would be $0.32 for the quarter ended September 30, 2004.

David D. Stevens, Accredo's chairman and chief executive officer remarked, "We are encouraged by the continued revenue growth both on a sequential and year over year basis. This increase is driven by growth in both our core and recently added product lines. In addition, we are pleased with the integration of our recent acquisition of Hemophilia Resources of America, Inc. (HRA) and its contribution in the September quarter. Consistent with the recent reductions to our fiscal 2005 estimates, we continue to face pressure on the gross margin line due to declining reimbursement levels, particularly related to government payors. Furthermore, our current quarter revenue mix includes more products with a lower margin profile than our historical book of business. We continue to work diligently to influence and improve the outcome of the proposed reimbursement changes pertaining to Remodulin(R), Flolan(R) and blood clotting factor, and expect to have further information before the end of calendar 2004."

Stevens further commented, "The initial transfer of patients from our expanded relationship with Medco Health Solutions, Inc. (Medco) has progressed favorably and is nearing completion. Based on the results of the September 2004 quarter, Medco revenues for fiscal 2005 are in line to meet or exceed our expectations. The seven new products launched since April 2003, which represent approximately one-third of our total product line offerings, continue to grow at or above our expectations. In addition, we have significantly increased our investment in the seasonal launch of Synagis(R) this year to take advantage of market opportunities. We will maintain our focus on expanding market share in the therapies we serve and solidifying our position as one of the country's premier specialty pharmacy providers."

Joel R. Kimbrough, Accredo's chief financial officer, added, "We are pleased with the continued overall revenue growth, which will be supplemented in the next two quarters with revenue from the seasonal drug


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Synagis(R) for the treatment of RSV in infants. In addition, the full impact of the Medco business and our recent acquisition was not realized in the current quarter. As a result of the expected decrease in government and commercial payor reimbursement levels, primarily in the PAH and IVIG product lines, coupled with the first full-quarter impact of the reduced reimbursement levels for hemophilia products from MediCal, we experienced declines this quarter in gross profit and net income margins. We continue to monitor and proactively address legislative and marketplace changes during this climate of changing reimbursement levels."

Mr. Kimbrough continued, "We are reaffirming our previously announced fiscal year 2005 revenues and earnings estimates of $1.85 billion to $1.90 billion in revenues and $1.45 to $1.53 in diluted earnings per share, inclusive of the $4.4 million ($2.7 million net of tax) write-off of unamortized debt issuance costs. Despite the level of change that is occurring in our industry, the fundamentals of our business remain strong. As previously announced, these estimates assume no new indications for current product lines (including our newest product APOKYN(TM)), potential new product lines or possible future acquisitions and are based upon our current estimates for reimbursement rates."

IN ADDITION TO THE PREVIOUS DISCUSSIONS, WE ARE PROVIDING THE FOLLOWING QUESTIONS AND ANSWERS RELATED TO OUR OPERATING RESULTS AND OUR ON-GOING
BUSINESS:

Q1) WHAT NEW DEVELOPMENTS HAVE OCCURRED PERTAINING TO THE EFFECT OF THE MEDICARE PRESCRIPTION DRUG, IMPROVEMENT AND MODERNIZATION ACT OF 2003 (MMA) ON THE REIMBURSEMENT FOR REMODULIN AND FLOLAN, TWO OF THE COMPANY'S TREATMENTS FOR PATIENTS WITH PULMONARY ARTERIAL HYPERTENSION?

A1) As previously announced, since January 1, 2004, the effective date of the MMA, the DME regional carriers (DMERCs) have established payment rates for the 10 mg Remodulin(R) vial size and the 0.5 mg vial size of Flolan(R) at rates that are below our acquisition cost of the drugs. In addition, one regional DMERC is currently paying all Remodulin(R) vial sizes at the same rate per mg as that of the 10 mg vial, thus reducing our reimbursement for all Medicare recipients of Remodulin(R) in that region. Since the new rates went into effect, we have appealed claims in this one region, and we were hopeful that the DMERC would retroactively correct this situation. We were also hopeful that the Centers for Medicare and Medicaid Services (CMS) would retroactively increase the reimbursement rates for Flolan(R) and Remodulin(R). The Company and the manufacturer of Remodulin(R), United Therapeutics Corporation, separately met with CMS to discuss these issues. In addition, numerous discussions have occurred since these meetings. CMS has not definitively responded to our request for changes in the rates. However, a change in those rates is possible, and we believe that CMS has the authority to initiate, and is currently considering, such a change under the guidelines set forth in the MMA. As more definitive information becomes available, we will evaluate our long-term strategy with regard to these products.

Q2) WHAT IS THE LATEST INFORMATION ON MEDICAL REIMBURSEMENT FOR BLOOD CLOTTING FACTOR FOR FISCAL 2005?

A2) Effective June 1, 2004, MediCal, the California state Medicaid program, began implementation of a new reimbursement methodology for hemophilia blood clotting factor. Under this methodology, providers will be reimbursed a rate of ASP plus 20% for all factor products. At the time of our fiscal 2004 year-end earnings release, we had not received payment from MediCal on blood clotting factor dispensed on or after June 1, 2004. During the September 2004 quarter, however, we received payments from MediCal for blood clotting factor at levels that are substantially consistent with our previous estimates.


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Q3)      WHAT IS THE EFFECT OF THE MMA ON THE REIMBURSEMENT FOR HEMOPHILIA
CLOTTING FACTOR?

A3) Under the MMA, there are major changes in the Medicare payment rates for blood clotting factor beginning in 2005. Currently, Medicare payment for blood clotting factor furnished by pharmacies and physician offices continues to be at 95% of AWP in 2004. Under Medicare Part B, the Company receives 80% of this amount directly from Medicare and the remaining 20% is the patient's co-payment obligation. Effective January 1, 2005, the Company will be paid for blood clotting factor based on the new ASP methodology. We expect that the resulting payment rates will be lower than the current rates for these products. Congress has directed CMS to make a separate payment to the entity that provides blood clotting factor to a Medicare beneficiary for items and services related to the furnishing of such products. The amount of this separate payment is capped so that the total of the ASP payment rate and the separate payment amount cannot exceed 95% of AWP. In the recently issued fee schedule proposed rule, CMS proposed a separate payment amount of $0.05 per unit of blood clotting factor. We believe that the proposed separate payment amount is inadequate for the service level requirements of the Medicare beneficiary with hemophilia. A 60-day comment period for this proposed rule commenced on its release date. We provided comments to CMS on the proposed rule in September 2004, and expect CMS to release a final rule during November 2004. Our previously revised fiscal 2005 estimates assume that the separate payment of $0.05 per unit of blood clotting factor goes into effect, along with the ASP payment methodology, on January 1, 2005, and CMS makes no change in its proposed rule.

Q4)      WHAT IS THE COMPANY'S OUTLOOK FOR THE FISCAL 2005 SYNAGIS(R) SEASON?

A4) In the September 2004 quarter, we experienced sales of Synagis(R) above those levels obtained during the same quarter last year. As previously reported, we continue to expect to achieve revenue growth from Synagis(R) in fiscal 2005 greater than the rate of growth applicable to the overall market for that product. We incurred costs of approximately $1.6 million in the September quarter related to this season's Synagis(R) launch. As a reminder, sales of Synagis(R) primarily occur in the second and third quarters of our fiscal year.

Q5) WHY DID GROSS PROFIT MARGINS DECREASE TO 17.7% IN THE SEPTEMBER 2004 QUARTER COMPARED TO 22.7% ACHIEVED IN THE SAME QUARTER LAST YEAR AND TO THE 20.7% ACHIEVED IN THE JUNE 2004 QUARTER?

A5) For the September 2004 quarter, gross profit margins declined to 17.7% compared to 22.7% in the same quarter last year. We also experienced a decrease in gross profit margins from 20.7% in the June 2004 quarter to 17.7% in the September 2004 quarter. These declines are primarily a result of reductions in reimbursement amounts from government and commercial payors in the September 2004 quarter as compared to the relevant quarters in our last fiscal year. These reductions primarily relate to our hemophilia (specifically products reimbursed by MediCal), PAH and IVIG product lines. The decrease is also due to changes in our payor mix, and changes in the product mix derived from our expanded relationship with Medco. With regard to IVIG, we continue to face reimbursement pressure from managed care.

         We expect our overall gross margin percentage to be in the 16% to 17% range in the second and third quarters of fiscal 2005. The anticipated decrease from the 17.7% gross margin percentage achieved in the September 2004 quarter can be attributed to sales of the seasonal drug Synagis(R), which has a lower gross margin than the composite gross margin of all our products, coupled with various reimbursement changes discussed above.

Q6) WHY DID INTEREST EXPENSE (NET) INCREASE TO $7.3 MILLION IN THE CURRENT QUARTER FROM $2.3 MILLION IN THE QUARTER ENDED SEPTEMBER 30, 2003 AND $1.8 MILLION IN THE QUARTER ENDED JUNE 30, 2004?


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A6)      Current quarter interest expense (net) includes the write-off of approximately $4.4 million in unamortized debt issuance costs associated with the replacement and expansion of the Company's Senior Credit facility. Upon the closing of the expanded facility (now at $550 million capacity), the Company increased its borrowings to $375.0 million. The borrowings were primarily used to fund the acquisition of HRA that occurred during the September 2004 quarter. Amounts borrowed under the previous Senior Credit facility were approximately $178.4 million at June 30, 2004, and $190.6 million at September 30, 2003.

Q7) WHY DID CASH FLOW PROVIDED BY OPERATING ACTIVITIES INCREASE TO $32.3 MILLION IN THE QUARTER ENDED SEPTEMBER 30, 2004 FROM $9.1 MILLION IN THE QUARTER ENDED JUNE 30, 2004 AND $7.5 MILLION IN THE QUARTER ENDED SEPTEMBER 30, 2003?

A7) The increase in cash flow provided by operating activities in the September 2004 quarter is primarily attributable to the timing of the payment of certain accounts payable, accrued expenses and tax obligations of the Company. In addition, the growth in accounts receivable from June 30, 2004, to September 30, 2004, was lower than the sequential revenue growth, as evidenced by a three day reduction in day's sales outstanding. This is driven in part by the affect of the expanded Medco relationship. We estimate that cash flow provided by operating activities will range from $70 to $75 for the fiscal year ended June 30, 2005.

As previously announced, the Company's conference call to discuss the first quarter results is scheduled for Monday, November 1, 2004, at 9:00 a.m. CST. The conference call will be web-cast live on the Accredo Health, Incorporated web site. Interested parties may access the web-cast at www.accredohealth.com beginning at 9:00 a.m. CST on November 1, 2004. A replay of the call will be available, and there will also be a playback of the conference call available over the Internet beginning approximately one hour after the end of the conference call. The replay of the call will be available until November 24, 2004 at 5:00 p.m. CST. To access the replay call, dial 402-220-2491 and enter the code 26803110. The Internet playback option will be archived on the Company's website for 21 days. To access the Internet playback, go to www.accredohealth.com.

In addition to historical information, certain of the statements in the preceding paragraphs, particularly those anticipating future financial performance, business prospects and growth and operating strategies constitute forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as anticipate, believe, estimate, expect, intend, predict, hope or similar expressions. Such statements, which include estimated financial information or results and the quoted comments of Mr. Stevens and Mr. Kimbrough above, are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements, including, without limitation, the loss of a biopharmaceutical relationship, our inability to sell existing products, difficulties integrating acquisitions, the impact of pharmaceutical industry regulation, the difficulty of predicting FDA and other regulatory authority approvals, the regulatory environment and changes in healthcare policies and structure, acceptance and demand for new pharmaceutical products and new therapies, the impact of competitive products and pricing, the ability to obtain products from suppliers, reliance on strategic alliances, the ability to expand through joint ventures and acquisitions, the ability to maintain pricing arrangements with suppliers that preserve margins, the need for and ability to obtain additional capital, the seasonality and variability of operating results, the Company's ability to implement its strategies and achieve its objectives and the risks and uncertainties described in reports filed by Accredo with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, including without limitation, cautionary statements under the heading "Risk Factors" made in Accredo's Annual Report on Form 10-K for its year ended June 30, 2004.


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                          ACCREDO HEALTH, INCORPORATED
                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                   (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)


                                                                    (UNAUDITED)
                                                                THREE MONTHS ENDED
                                                                    SEPTEMBER 30
                                                          -----------------------------------
                                                             2004                     2003
                                                          -----------             -----------

Net patient revenue                                       $   406,856             $   326,039
Other revenue                                                   8,665                   8,397
Equity in net income of joint ventures                            605                     548
                                                          -----------             -----------
Total revenues                                                416,126                 334,984
Cost of sales                                                 342,491                 258,897
                                                          -----------             -----------
Gross profit                                                   73,635                  76,087

General & administrative                                       35,983                  34,552
Bad debts                                                       5,600                   7,174
Depreciation and amortization                                   3,839                   2,955
                                                          -----------             -----------
Income from operations                                         28,213                  31,406

Interest expense, net                                          (7,281)                 (2,276)
Minority interest in consolidated subsidiary                     (207)                   (482)
                                                          -----------             -----------
Net income before income taxes                                 20,725                  28,648
Provision for income taxes                                      7,869                  11,140
                                                          -----------             -----------

Net income                                                $    12,856             $    17,508
                                                          ===========             ===========

Earnings per share:
    Basic                                                 $      0.26             $      0.37
    Diluted                                               $      0.26             $      0.36

Weighted average shares outstanding:

    Basic                                                  48,653,474              47,848,126
    Diluted                                                49,093,243              48,554,127


                     CONDENSED CONSOLIDATED BALANCE SHEETS
                             (AMOUNTS IN THOUSANDS)


                                                      (UNAUDITED)
                                                     SEPTEMBER 30,           JUNE 30,
                                                        2004                  2004
                                                     -------------          --------

Cash & cash equivalents                               $   81,596            $ 42,743
Accounts receivable, net                                 342,476             325,642
Inventories                                              145,542             128,323
Other current assets                                      49,939              52,370
Fixed assets, net                                         42,535              41,283
Other assets                                             578,499             407,821
                                                      ----------            --------
Total assets                                          $1,240,587            $998,182
                                                      ==========            ========

Current liabilities                                   $  223,003            $192,504
Long-term debt                                           370,312             174,866
Other liabilities                                         29,165              28,869
Stockholders' equity                                     618,107             601,943
                                                      ----------            --------
Total liabilities and stockholders' equity            $1,240,587            $998,182
                                                      ==========            ========


                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
                             (AMOUNTS IN THOUSANDS)


                                                                       (UNAUDITED)
                                                                    THREE MONTHS ENDED
                                                                       SEPTEMBER 30
                                                               -----------------------------
                                                                 2004                  2003
                                                               ---------             -------

Net cash provided by operating activities                      $  32,263             $ 7,456
Net cash used in investing activities                           (191,100)             (1,894)
Net cash provided by (used in) financing activities              197,690              (4,447)
                                                               ---------             -------
Increase in cash and cash equivalents                          $  38,853             $ 1,115
                                                               =========             =======